Exhibit 99.1

China Jo-Jo Drugstores Reports First Quarter 2019 Financial Results

HANGZHOU, China, Aug. 14, 2018 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a healthcare provider in China, today announced its financial results for the first quarter ended June 30, 2018.

Mr. Lei Liu, Chief Executive Officer and Chairman of Jo-Jo Drugstores, Inc., commented, “We continue to emphasize our retail strategy as we report our first quarter results for fiscal year 2019. Our gross margin for retail drug stores for the first quarter was 30.1%, up from 25.2% from the same period last year, as we emphasized increasing profit margins, introducing new suppliers, and renegotiating prices with our suppliers in our adjustments to corporate operational strategy. This margin expansion was coupled with a healthy 22.6% increase in revenue from retail drugstores year over year as we continue to execute on our strategy to capture the high-income Hangzhou urban center market. We are pleased with these strong results to start the new fiscal year as we continue to improve our business fundamentals and grow our market share in the expanding healthcare market.”

First Quarter of Fiscal 2019 Financial Highlights

	For the Three Months Ended June 30,
($ millions, except per share data)	2018	2017	% Change
Revenue	22.77	21.67	5.1%
Retail drugstores	15.97	13.02	22.6%
Online pharmacy	2.02	3.14	-35.5%
Wholesale	4.78	5.51	-13.3%
Gross profit	5.62	4.18	34.4%
Gross margin	24.7%	19.3%	5.4 pp*
Loss from operations	-0.56	-1.46	-61.4%
Operating margin	-2.5%	-6.8%	4.3%
Net loss attributable to Jo-Jo Drugstores	(0.65)	(1.42)	-54.5%
Loss per share	(0.02)	(0.06)	-62.8%

*	Notes: pp represents percentage points

●	Revenue increased by 5.1% to $22.77 million for the three months ended June 30, 2018 from $21.67 million for the same period of last year.
●	Gross profit increased by 34.4% to $5.62 million for the three months ended June 30, 2018 from $4.18 million for the same period of last year.
●	Gross margin increased by 5.4 percentage points to 24.7% from 19.3% for the same period of last year.
●	Net loss attributable to Jo-Jo Drugstores decreased by 54.5% to $0.65 million, or $0.02 per basic and diluted share, for the three months ended June 30, 2018 from $1.42 million, or $0.06 per basic and diluted share, for the same period of last year.

First Quarter of Fiscal 2019 Financial Results

Revenue

Revenue for the three months ended June 30, 2018 increased by $1.10 million, or 5.1%, to $22.77 million from $21.67 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores business, partially offset by the decrease in online pharmacy business and wholesale business.

	For the Three Months Ended June 30,
	2018			2017
($ millions)	Revenues	Cost of Goods	Gross Margin	Revenues	Cost of Goods	Gross Margin
Retail drugstores	15.97	11.16	30.1%	13.02	9.74	25.2%
Online pharmacy	2.02	1.74	13.9%	3.14	2.84	9.3%
Wholesale	4.78	4.25	11.1%	5.51	4.91	10.9%
Total	22.77	17.16	24.7%	21.67	3.14	19.3%

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Revenue from the retail drugstores business increased by $2.95 million, or 22.6%, to $15.97 million for the three months ended June 30, 2018 from $13.02 million for the same period of last year. The increase was primarily due to new store sales contributions and benefits such as emphasis on onsite medical care, incremental Direct-to-Patient (“DTP”) business caused by continuous hospital medical reform, and promotional campaigns.

Revenue from the online pharmacy business decreased by $1.11 million, or 35.5%, to $2.02 million for the three months ended June 30, 2018 from $3.14 million for the same period of last year. The decrease was mainly caused by a decline in our sales via e-commerce platforms and the suspension of OTC drug sales on e-commerce platforms, offset by the increase in business referred from Pharmacy Benefit Management (“PBM”) providers, and. The Company is adding more non-medical health products such as nutritional supplements into our sales menu to counteract the decline in sales of OTC drug category via e-commerce platforms.

Revenue from the wholesale business decreased by $0.73 million, or 13.3%, to $4.78 million for the three months ended June 30, 2018 from $5.51 million for the same period of last year. The decrease was primarily due to the departure of a key salesperson, which caused the Company to suffer loss of certain business.

Gross profit and gross margin

Total cost of goods sold decreased by $0.34 million, or 1.9%, to $17.16 million for the three months ended June 30, 2018 from $17.49 million for the same period of last year. Gross profit increased by $1.44 million, or 34.4%, to $5.62 million for three months ended June 30, 2018 from $4.18 million for the same period of last year. Overall gross margin increased by 5.4 percentage points to 24.7% for the three months ended June 30, 2018, compared to 19.3% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 30.1%, 13.9%, and 11.1%, respectively, for the three months ended June 30, 2018. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 25.2%, 9.3%, and 10.9%, respectively, for the same period of last year.

Loss from operations

Selling and marketing expenses increased by $0.71 million, or 18.1%, to $4.63 million for the three months ended June 30, 2018 from $3.92 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increase in marketing and sales staff expenses related to store expansion, offset by a decline in expense of wholesale business.

General and administrative expenses decreased by $0.17 million, or 9.9%, to $1.55 million for the three months ended June 30, 2018 from $1.73 million for the same period of last year. The decrease in general and administrative expenses was caused by a decrease in administrative fees of wholesale business due to logistics outsourcing. Stock compensation has decreased by approximately $0.29 million as certain stock compensation has been fully amortized into the expenses in fiscal year 2018 and no additional expenses were incurred in the three months ended June 30, 2018.

Loss from operations decreased by $0.90 million, or 61.4%, to $0.56 million for the three months ended June 30, 2018 from $1.46 million for the same period of last year. Operating margin was negative 2.5% for the three months ended June 30, 2018, compared to negative 6.8% for the same period of last year.

Net loss

Net loss decreased by $0.72 million, or 50.9%, to $0.70 million for the three months ended June 30, 2018 from $1.42 million for the same period of last year. Net loss attributable to common shareholders for the three months ended June 30, 2018 was $0.65 million, or $0.02 per basic and diluted share. This compared to net loss attributable to common shareholders of $1.42 million, $0.06 per basic and diluted share, for the same period of last year.

Financial Condition

As of June 30, 2018, the Company had cash of $8.91 million, compared to $15.13 million as of March 31, 2018. Net cash used in operating activities was $2.58 million for the three months ended June 30, 2018, compared to $3.61 million for the same period of last year. Net cash used in investing activities was $0.26 million for the three months ended June 30, 2018, compared to $0.51 million for the same period of last year. Net cash used in financing activities was $3.25 million for the three months ended June 30, 2018, compared to $0.34 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in China. Jo-Jo Drugstores currently operates retail drugstores and an online pharmacy. It is also a wholesale distributor of products similar to those carried in its pharmacies and it cultivates and sells herbs used for traditional Chinese medicine. For more information about the Company, please visit http://www.chinajojodrugstores.com/. The Company routinely posts important information on its website.

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Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2018	2018
ASSETS
CURRENT ASSETS
Cash	$8,905,417	$15,132,640
Restricted cash	14,037,057	16,319,551
Financial assets available for sale	172,498	175,140
Notes receivable	394,194	279,082
Trade accounts receivable	6,877,684	8,322,393
Inventories	13,703,245	13,429,568
Other receivables, net	3,712,098	3,098,079
Advances to suppliers	3,887,251	3,447,452
Other current assets	1,509,159	2,116,237
Total current assets	53,198,603	62,320,142

PROPERTY AND EQUIPMENT, net	2,708,381	2,843,640

OTHER ASSETS
Long-term investment	153,573	40,890
Farmland assets	791,795	796,286
Long term deposits	2,469,844	2,501,968
Other noncurrent assets	1,335,493	1,253,352
Intangible assets, net	3,919,088	4,056,414
Total other assets	8,669,793	8,648,910

Total assets	$64,576,776	$73,812,692

LIABILITIES AND STOCK HOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	22,419,005	25,259,526
Notes payable	13,559,626	19,180,200
Other payables	4,571,800	4,272,523
Other payables - related parties	754,727	850,342
Customer deposits	4,000,968	4,040,867
Taxes payable	68,571	366,040
Accrued liabilities	837,488	841,993
Total current liabilities	46,212,185	54,811,491

Purchase option and warrants liability	145,770	138,796
Total liabilities	46,357,955	54,950,287

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 25,214,678 and 25,214,678 shares issued and outstanding as of June 30, 2018 and March 31, 2018	28,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of June 30, 2018 and March 31, 2018	-	-
Additional paid-in capital	43,648,229	43,599,089
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(30,307,042)	(29,661,190)
Accumulated other comprehensive income	4,208,094	3,586,460
Total stockholders’ equity	18,887,327	18,862,405
Noncontrolling interests	(668,506)	-
Total equity	18,218,821	18,862,405
Total liabilities and stockholders’ equity	$64,576,776	$73,812,692

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(LOSS)

	For the three months ended June 30,
	2018	2017
REVENUES, NET	$22,772,566	$21,670,368

COST OF GOODS SOLD	17,155,763	17,492,707

GROSS PROFIT	5,616,803	4,177,661

SELLING EXPENSES	4,626,978	3,916,859
GENERAL AND ADMINISTRATIVE EXPENSES	1,554,528	1,725,443
TOTAL OPERATING EXPENSES	6,181,506	5,642,302

LOSS FROM OPERATIONS	(564,703)	(1,464,641)

INTEREST INCOME	47,172	44,899
INTEREST EXPENSE	-	-
OTHER (EXPENSE) INCOME, NET	(114,941)	(29,348)
CHANGE IN FAIR VALUE OF PURCHASE OPTION AND WARRANTS LIABILITY	(6,974)	(50,324)

(LOSS) BEFORE INCOME TAXES	(639,446)	(1,398,766)

PROVISION FOR INCOME TAXES	57,169	20,538

NET (LOSS)	(696,615)	(1,419,304)

ADD: NET (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	50,763	-

NET (LOSS) ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(645,852)	(1,419,304)

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	621,634	459,069

COMPREHENSIVE (LOSS)	(74,981)	(960,235)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	28,936,778	25,214,678
Diluted	28,936,778	25,214,678

(LOSS) PER SHARES:
Basic	$(0.02)	$(0.06)
Diluted	$(0.02)	$(0.06)

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CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(696,615)	$(1,419,304)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	259,279	212,199
Depreciation and amortization	293,095	289,058
Stock based compensation	49,140	343,480
Change in fair value of purchase option derivative liability	6,974	(50,324)
Accounts receivable, trade	1,077,419	(537,768)
Notes receivable	(114,944)	85,434
Inventories and biological assets	(458,803)	(387,176)
Other receivables	(401,205)	365,954
Advances to suppliers	(775,014)	450,107
Other current assets	554,048	(66,556)
Long term deposit	(5,415)	(772,661)
Other noncurrent assets	(97,341)	(162,049)
Accounts payable, trade	(2,369,206)	(1,518,372)
Other payables and accrued liabilities	357,335	(346,903)
Customer deposits	20,290	83,096
Taxes payable	(281,235)	(179,483)
Net cash provided by operating activities	(2,582,197)	(3,611,268)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of financial assets available for sale	-	(72,875)
Acquisition of equipment	(32,753)	(17,340)
Increase in construction-in-progress	-	(336,882)
Increase intangible assets	-	(80,162)
Additions to leasehold improvements	-	-
Investment in a joint venture	(109,142)	-
Additions to leasehold improvements	(116,002)	-
Net cash used in investing activities	(257,897)	(507,259)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	1,961,576	(531,031)
Proceeds from notes payable	10,376,504	8,684,688
Repayment of notes payable	(15,512,104)	(8,410,741)
Changes in other payables-related parties	-	(87,449)
Proceeds from equity and debt financing	7,629	-
Repayment of other payables-related parties	(84,014)	-
Net cash provided by (used in) financing activities	(3,250,409)	(344,533)

EFFECT OF EXCHANGE RATE ON CASH	(136,720)	458,201

DECREASE IN CASH	(6,227,223)	(4,004,859)

CASH, beginning of year	15,132,640	18,364,424

CASH, end of year	$8,905,417	$14,359,565

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$27,832	$26,853

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